As filed with the Securities and Exchange Commission on April 10, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSCI INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2741	13-4038723
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

88 Pine Street

New York, NY 10005

(212) 804-3900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

FREDERICK W. BOGDAN

General Counsel

MSCI Inc.

88 Pine Street

New York, NY 10005

(212) 804-3990

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

RICHARD D. TRUESDELL, JR.

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Class A Common Stock, par value $0.01 per share	30,861,235 shares	$27.015	$833,716,263.53	$32,765.05

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of high and low prices of the class A common stock on April 9, 2008, as reported on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued April 10, 2008

Up to 30,861,235 Shares

MSCI INC.

CLASS A COMMON STOCK

The selling stockholders identified in this prospectus may offer up to 30,861,235 shares of class A common stock of MSCI Inc. The selling stockholders will receive all of the net proceeds from this offering.

MSCI Inc.’s class A common stock is listed on the New York Stock Exchange under the symbol “MXB”. The last reported sale price of MSCI Inc.’s class A common stock on the New York Stock Exchange on April 9, 2008 was $27.98 per share.

Investing in the class A common stock involves risks. See “ Risk Factors” on page 5.

At the time the selling stockholders offer shares by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The selling stockholders may offer the shares in amounts, at prices and on terms determined by market conditions at the time of the offering. The selling stockholders may sell shares through agents they select or through underwriters and dealers they select. They also may sell securities directly to investors. If they use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2008

This prospectus incorporates by reference important information. You should read the information incorporated by reference before deciding to invest in shares of our class A common stock and you may obtain this information without charge by following the instructions under “Where You Can Find More Information” appearing below. All references in this prospectus to “MSCI,” the “company,” “we,” “us” and “our” refer to MSCI Inc.

You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of class A common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We own or have rights to use trademarks, trade names and service marks that we use in conjunction with the operation of our business, including, but not limited to: @CREDIT, @ENERGY, @INTEREST, ACWI, Aegis, Alphabuilder, Barra, Barra One, BarraOne, Cosmos, EAFE, FEA, GICS, IndexMap, Market Impact Model, MSCI, ProStorage, StructureTool, TotalRisk, VaRdelta and VaRworks. All other trademarks, trade names and service marks included in this prospectus are the property of their respective owners. For ease of reading, designations of trademarks and registered marks have been omitted from the text of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our class A common stock. You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus. See “Risk Factors”.

MSCI

The Company

We are a leading provider of investment decision support tools to investment institutions worldwide. We produce indices and risk and return portfolio analytics for use in managing investment portfolios. Our products are used by institutions investing in or trading equity, fixed income and multi-asset class instruments and portfolios around the world. Our flagship products are our international equity indices marketed under the MSCI brand and our equity portfolio analytics marketed under the Barra brand. Our products are used in many areas of the investment process, including portfolio construction and optimization, performance benchmarking and attribution, risk management and analysis, index-linked investment product creation, asset allocation, investment manager selection and investment research.

Our Corporate Information

Our principal executive offices are located at Wall Street Plaza, 88 Pine Street, New York, New York 10005 and our telephone number is (212) 804-3900. Our website address is www.mscibarra.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Share Conversion

We have two classes of common stock outstanding. Currently, Morgan Stanley owns 81,038,764.79 shares of our class B common stock, which represents approximately 93.02% of the combined voting power of all classes of voting stock, and Capital Group International, Inc. (“Capital Group International”) owns 2,861,235.21 shares of our class B common stock, representing approximately 3.28% of the combined voting power of all classes of voting stock. As of March 31, 2008, we had 16,112,518 shares of our class A common stock outstanding, representing approximately 3.7% of the combined voting power of all classes of voting stock. Our class A common stock generally has fewer votes per share than our class B common stock.

Under the terms of our Amended and Restated Certificate of Incorporation, any holder of shares of our class B common stock has the right to convert those shares into shares of our class A common stock at any time prior to a tax-free distribution of the shares held by Morgan Stanley to its shareholders or securityholders (including a distribution in exchange for Morgan Stanley shares or securities) or another similar transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), or any corresponding provision of any successor statute (a “Tax-Free Distribution”). In addition, prior to any Tax-Free Distribution, under the Amended and Restated Certificate of Incorporation, shares of our class B common stock can be transferred only to Morgan Stanley, Capital Group International or their respective subsidiaries or affiliates, and any other transfer of such shares will result in the automatic conversion of those shares into shares of our class A common stock without any action by the transferor or transferee. Consequently, the selling stockholders are selling class A common stock in this offering because the selling stockholders’ class B common stock will automatically convert into shares of our class A common stock when sold pursuant to this offering.

For as long as Morgan Stanley continues to beneficially own more than 50% of the combined voting power of all classes of our voting stock, Morgan Stanley will be able to direct the election of all of the members of our Board of Directors and exercise a controlling influence over our business and affairs, including any decisions with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, our approval or disapproval of amendments to our Amended and Restated Certificate of Incorporation and By-laws, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock and the payment of dividends. See “Risk Factors—Risks Related to Our Relationship with Morgan Stanley” in our Annual Report on Form 10-K incorporated by reference herein. Similarly, Morgan Stanley will have the power to determine or significantly influence the outcome of matters submitted to a vote of stockholders, including the power to prevent an acquisition or any other change in control of us and could take other actions that might be favorable to Morgan Stanley and potentially unfavorable to you. See “Description of Capital Stock” in our Registration Statement on Form S-1, as amended, incorporated by reference herein.

THE OFFERING

Common stock offered by the selling stockholders	Up to 30,861,235 shares of our class A common stock

Common stock outstanding before and immediately after this offering	100,012,518 shares

Voting rights	The holders of class A common stock, par value $0.01 per share (the “class A common stock”), generally have rights, including as to dividends, identical to those of holders of class B common stock, par value $0.01 per share (the “class B common stock”), except that holders of class A common stock are entitled to one vote per share and holders of class B common stock are generally entitled to five votes per share. Holders of the class A common stock and the class B common stock generally vote together as a single class, except when amending or altering any provision of our Amended and Restated Certificate of Incorporation or By-laws so as to adversely affect the rights of one class. See “Description of Capital Stock—Common Stock—Voting Rights” in our Registration Statement on Form S-1, as amended, incorporated by reference herein. Under certain circumstances, shares of class B common stock may be converted into shares of class A common stock. See “—Relationship with Morgan Stanley” and “Description of Capital Stock—Common Stock—Conversion” in our Registration Statement on Form S-1, as amended, incorporated by reference herein.

Use of proceeds	The selling stockholders will receive all net proceeds from the sale of the shares of the class A common stock in this offering. MSCI will not receive any of the proceeds from the sale of shares of our class A common stock by the selling stockholders.

Dividend policy	We do not intend to pay dividends on our class A common stock or our class B common stock (collectively, the “common stock”).

New York Stock Exchange symbol	“MXB”

Unless we indicate otherwise, all information in this prospectus excludes 12,987,482 shares of class A common stock reserved for issuance pursuant to our equity incentive compensation plan and our independent directors’ equity compensation plan.

RISK FACTORS

Investing in our class A common stock involves a high degree of risk. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in shares of our class A common stock. In particular, we urge you to consider carefully the factors set forth under the headings “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, incorporated by reference herein, and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, incorporated by reference herein.

USE OF PROCEEDS

The selling stockholders will receive all net proceeds from the sale of the shares of our class A common stock in this offering. We will not receive any of the proceeds from the sale of shares of our class A common stock by the selling stockholders.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future and intend to retain all available funds for use in the operation and expansion of our business, including growth through acquisitions. In addition, our Credit Facility (as defined in our Form 10-K for the fiscal year ended November 30, 2007, incorporated by reference herein) contains restrictions on the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, each incorporated by reference herein.

PRICE RANGE OF CLASS A COMMON STOCK

Our class A common stock has traded on the New York Stock Exchange under the symbol “MXB” since November 15, 2007. The following table sets forth the high and low intraday sales prices per share of our common stock, as reported by the New York Stock Exchange, for the periods indicated.

	Price Range
	High	Low
2007
Quarter ended November 30, 2007(1)	$29.49	$22.06

2008
Quarter ended February 29, 2008	$38.40	$24.74
Quarter ended May 31, 2008 (through April 9, 2008)	$32.94	$23.29

(1)	Our class A common stock began trading on November 15, 2007.

The closing sale price of our class A common stock, as reported by the New York Stock Exchange, on April 9, 2008 was $27.98 per share. As of March 31, 2008, there were five holders of record of our class A common stock.

Our class B common stock is neither listed nor publicly traded. As of March 31, 2008, there were two holders of record of our class B common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, cash deposited with related parties and capitalization as of February 29, 2008:

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto set forth in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, incorporated by reference herein, and our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2008, incorporated by reference herein.

As of February 29, 2008
(in thousands, except share and per share amounts)
Cash and cash equivalents	$21,929
Cash deposited with related parties	164,099

Total cash and cash equivalents and cash deposited with related parties	$186,028

Total debt	$419,438
Shareholders’ equity/accumulated deficit:
Class A common stock, $0.01 par value per share, 500 million shares authorized, 16.1 million shares issued and outstanding, Class B common stock, $0.01 par value; 250 million shares authorized, 83.9 million shares issued and outstanding	1,000
Additional paid-in capital	269,952
Accumulated other comprehensive loss	(661)
Accumulated deficit	(48,122)

Total shareholders’ equity	222,169

Total capitalization	$641,607

SELECTED FINANCIAL DATA

The following table presents our summary historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto set forth in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, incorporated by reference herein. The consolidated statement of income data for the fiscal years ended November 30, 2005, 2006 and 2007 and the consolidated financial condition data as of November 30, 2006 and 2007 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, incorporated by reference herein. The consolidated statement of income data for the fiscal years ended November 30, 2003 and 2004 and the consolidated statement of financial condition data as of November 30, 2003, 2004 and 2005 are derived from our audited historical consolidated financial statements not included or incorporated by reference herein. The consolidated statement of income data for the three-month periods ended February 28, 2007 and February 29, 2008 and the consolidated financial condition data as of February 28, 2007 and February 29, 2008 are derived from our unaudited condensed consolidated financial statements which, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of its results of operations and financial position.

The historical financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had it operated as a stand-alone company during the periods presented. Results for the three months ended February 29, 2008 are not necessarily indicative of results that may be expected for the entire year.

On July 19, 2007, we paid a dividend of $973.0 million, consisting of $325.0 million in cash and $648.0 million in demand notes. Morgan Stanley was issued a demand note in the amount of $625.9 million and Capital Group International was issued a demand note in the amount of $22.1 million. On July 19, 2007, we paid in full the $22.1 million demand note held by Capital Group International. On November 20, 2007, we completed an initial public offering of 16.1 million shares of our class A common stock. The net proceeds from the offering were $265.0 million after deducting $20.3 million of underwriting discounts and commissions and $4.5 million of other offering expenses. Simultaneously with the initial public offering, we entered into a $500 million credit facility of which we borrowed $425.0 million to pay a portion of the $625.9 million demand note held by Morgan Stanley. The balance of the demand note was repaid with proceeds from our initial public offering.

The pro forma consolidated statement of income data for the fiscal year ended November 30, 2007 reflects (1) the $973.0 million dividend as if it had been paid on December 1, 2006, (2) the sale by us of 16,100,000 shares of our class A common stock pursuant to our initial public offering based on the initial public offering price of $18.00 per share and the application of the net proceeds from the initial public offering to pay a portion of the $625.9 million demand note held by Morgan Stanley as if the initial public offering and the payment of the demand note had occurred on December 1, 2006 and (3) the payment of the balance of the $625.9 million demand note held by Morgan Stanley with the net proceeds from the borrowing under a new credit facility we entered into on the date of our initial public offering as if the borrowing under the new credit facility and the payment of the demand note had occurred on December 1, 2006.

Consolidated Statements of Income Data

	For the Fiscal Year Ended November 30,					For the Fiscal Year Ended November 30,	For the Three Months Ended
	2003(2)	2004(2)	2005(1)	2006(1)	2007(1)	2007 Pro Forma(4)	February 28, 2007(1)		February 29, 2008(1)
	(in thousands, except per share data)
Operating revenues	$91,277	$178,446	$278,474	$310,698	$369,886	$369,886	$87,069		$104,951
Cost of services	44,670	86,432	106,598	115,426	121,711	121,711	32,266		31,586
Selling, general, and administrative	30,082	47,099	70,220	85,820	92,477	92,477	18,964		31,550
Amortization of intangible assets	—	14,910	28,031	26,156	26,353	26,353	6,266		7,125

Total operating expenses	74,752	148,441	204,849	227,402	240,541	240,541	57,496		70,261

Operating income	16,525	30,005	73,625	83,296	129,345	129,345	29,573		34,690
Interest income	924	1,250	8,738	15,482	13,143	819	5,062	(8)	2,372
Interest expense	131	624	1,864	352	9,586	32,047	95	(8)	8,463
Other income (loss)	—	(13)	398	1,043	390	390	27		136

Interest income (expense) and other income, net	793	613	7,272	16,173	3,947	(30,838)	4,994		(5,955)

Income before provision for income taxes, discontinued operations and cumulative effect of change in accounting principle	17,318	30,618	80,897	99,469	133,292	98,507	34,567		28,735
Provision for income taxes	5,921	9,711	30,449	36,097	52,181	38,516	12,925		10,801

Income before discontinued operations and cumulative effect of change in accounting principle	11,397	20,907	50,448	63,372	81,111	59,991	21,642		17,934
Discontinued operations(3):
Income (loss) from discontinued operations	—	(84)	5,847	12,699	—	—	—		—
Provision (benefit) for income taxes on discontinued operations	—	(30)	2,054	4,626	—	—	—		—

Income (loss) from discontinued operations	—	(54)	3,793	8,073	—	—	—		—

Income before cumulative effect of change in accounting principle	11,397	20,853	54,241	71,445	81,111	59,991	21,642		17,934
Cumulative effect of change in accounting principle	—	—	313	—	—	—	—		—

Net income	$11,397	$20,853	$54,554	$71,445	$81,111	$59,991	$21,642		$17,934

Earnings (loss) per basic common share(7):
Continuing operations	$0.40	$0.37	$0.60	$0.76	$0.96	$0.60	$0.26		$0.18
Discontinued operations	—	—	0.05	0.10	—	—	—		—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—		—

Earnings (loss) per basic common share	$0.40	$0.37	$0.65	$0.86	$0.96	$0.60	$0.26		$0.18

Earnings (loss) per diluted common share(7)
Continuing operations	$0.40	$0.37	$0.60	$0.76	$0.96	$0.60	$0.26		$0.18
Discontinued operations	—	0.00	0.05	0.10	—	—	—		—
Cumulative effect of change in accounting principle	—	—	0.00	—	—	—	—		—

Earnings (loss) per diluted common share	$0.40	$0.37	$0.65	$0.86	$0.96	$0.60	$0.26		$0.18

Weighted average shares outstanding used in computing earnings (loss) per common share(7):
Basic	28,612	56,256	83,900	83,900	84,608	100,000	83,900		100,011

Diluted	28,612	56,256	83,900	83,900	84,624	100,000	83,900		100,728

Consolidated Statements of Financial Condition Data

	As of November 30,					As of February
	2003(2)	2004(2)	2005	2006(1)	2007(1)	28, 2007(1)	29, 2008(1)
	(in thousands)
Cash and cash equivalents	$5,735	$33,076	$23,411	$24,362	$33,818	$24,483	$21,929
Cash deposited with related parties(5)	67,492	98,873	252,882	330,231	137,625	340,983	164,099
Goodwill and intangible assets	—	781,238	668,539	642,383	616,030	636,117	608,905

Total assets	$123,100	$996,444	$1,047,519	$1,112,775	$904,679	$1,116,762	$962,266

Deferred revenue	$53,007	$88,689	$87,952	$102,368	$125,230	$196,148	$167,336
Shareholders’ equity	$36,624	$708,501	$757,217	$825,712	$200,021	$848,009	$222,169

Other Data

	For the Fiscal Year Ended November 30,					For the Three Months Ended February
	2003(2)	2004(2)	2005(1)	2006(1)	2007(1)	28, 2007(1)	29, 2008(1)
	(dollar amounts in thousands)
Operating margin(6)	18.1%	16.8%	26.4%	26.8%	35.0%	34.0%	33.1%

Capital expenditures	$1,231	$2,058	$346	$2,435	$535	$961	$58

(1)	The audited consolidated financial statements as of November 30, 2006 and 2007 and for the years ended November 30, 2005, 2006 and 2007 included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007 are incorporated by reference herein. The unaudited condensed consolidated financial statements as of February 28, 2007 and February 29, 2008 and for the three months ended February 28, 2007 and February 29, 2008 included in our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008 are also incorporated by reference herein.
(2)	On June 3, 2004, Morgan Stanley completed the acquisition of Barra, Inc. (“Barra”). The operations of Barra have been included with our results of operations since that date. All information prior to June 3, 2004 does not include the operations of Barra.
(3)	Income (loss) from discontinued operations relates to our interest in POSIT JV, a joint venture that was acquired with the purchase of Barra in 2004. On February 1, 2005, we sold our interest in POSIT JV to MSCI’s joint venture partner, Investment Technology Group, Inc. (“ITG”) for $90 million. We recorded a pre-tax gain of $6.8 million at the time of sale. As part of the sale agreement, we were entitled to additional royalties for a period of 10 years subsequent to the sale pursuant to an earn-out arrangement, based on fees earned by ITG related to the POSIT system. In September 2006, ITG exercised its option to accelerate the earn-out period by making a lump sum payment to us of $11.7 million. We will receive no further payments pursuant to the earn-out arrangement.
(4)	We made pro forma adjustments to the historical results of operations for the fiscal year ended November 30, 2007 to show the pro forma effect for the following as if they had occurred on December 1, 2006:
(i)	The reclassification of each share of our outstanding common stock into 2,861.235208 shares of our class B common stock.
(ii)	The issuance and sale by us of 16,100,000 shares of our class A common stock pursuant to our initial public offering based on the initial public offering price of $18.00 per share.
(iii)	The receipt of proceeds from the $425.0 million borrowing under a new $500.0 million credit facility we entered into on the date of the initial public offering. The pro forma adjustments to interest expense reflect the borrowings under this credit facility.
(iv)	The payment of a $973.0 million dividend with the proceeds from (ii) and (iii) above.
The pro forma basic and diluted earnings (loss) per share were calculated using 100,000,000 shares, which represent the number of shares outstanding for the year (after giving effect to the Reclassification (as defined below)) plus the number of shares issued in the initial public offering as if these shares were issued on December 1, 2006. The interest expense related to the new credit facility is based on a weighted average interest rate of 7.5%. A tax rate of 39.1% was used in calculating the related income tax effect. See note 21 to MSCI’s audited consolidated financial statements as of November 30, 2006 and 2007 and for the years ended November 30, 2005, 2006 and 2007 included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2007, incorporated by reference herein, for further information regarding this pro forma calculation.
(5)	Historically, we have deposited most of our excess funds with our principal shareholder, Morgan Stanley, and have received interest at Morgan Stanley’s internal prevailing rates. The funds are payable on demand.
(6)	Operating margin is defined as operating income divided by operating revenues.
(7)	On October 24, 2007, our Board of Directors approved our Amended and Restated Certificate of Incorporation, which includes: (i) authority to issue 850,000,000 shares of stock, consisting of 500,000,000 shares of class A common stock, par value $0.01 per share, 250,000,000 shares of class B common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share; and (ii) a reclassification of each share of our outstanding common stock into 2,861.235208 shares of class B common stock (the “Reclassification”). All per share computations included in the consolidated financial statements incorporated by reference herein have been restated to reflect the Reclassification.
(8)	At February 28, 2007, the cash deposited with related parties balance was $341.0 million resulting in $5.0 million in interest income. There was no long-term debt outstanding at February 28, 2007. Interest expense for the three months ended February 28, 2007 relates only to interest on amounts due to related parties.

PRINCIPAL AND SELLING STOCKHOLDERS

Currently, Morgan Stanley owns 81,038,764.79 shares, or 96.6%, of our outstanding class B common stock, of which up to 28,000,000 shares, or 33.4%, of the outstanding class B common stock may be sold by Morgan Stanley in this offering, and which will automatically convert into class A common stock when sold in this offering. The remaining 2,861,235.21 shares of our outstanding class B common stock, or 3.4%, are owned by Capital Group International, of which up to 2,861,235 shares, or 3.4%, of the outstanding class B common stock may be sold by Capital Group International in this offering, and which will automatically convert into class A common stock when sold in this offering.

The shares of our class A common stock to be sold in this offering may be sold by and for the accounts of Morgan Stanley and Capital Group International and any pledgees, donees, assignees and transferees or successors-in-interest of Morgan Stanley or Capital Group International.

The principal executive offices of Morgan Stanley are located at 1585 Broadway, New York, New York, 10036.

The principal executive offices of Capital Group International are located at 6455 Irvine Center Drive, Irvine, California 92618.

The following table sets forth information regarding the ownership of class B common stock of the selling stockholders and the shares of our class A common stock to be sold in this offering by the selling stockholders, assuming a sale by Morgan Stanley of 28,000,000 shares of our class A common stock and a sale by Capital Group International of 2,861,235 shares of our class A common stock. The number of shares outstanding and the percentages of beneficial ownership are based on 83,900,000 shares of class B common stock of MSCI issued and outstanding as of March 31, 2008.

	Class B Common Stock Owned Before the Offering			Number of Shares of Our Class A Common Stock To Be Offered	Class B Common Stock To Be Owned After the Offering
Name of Beneficial Owner	Number	Percent			Number	Percent
Morgan Stanley	81,038,764.79	96.6	(1)	28,000,000	53,038,764.79	100	%(3)
Capital Group International	2,861,235.21	3.4	(2)	2,861,235	—	—

(1)	Represents approximately 93.02% of the combined voting power of all classes of common stock.
(2)	Represents approximately 3.28% of the combined voting power of all classes of common stock.
(3)	Represents approximately 84.95% of the combined voting power of all classes of common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income and estate tax considerations that may be relevant to you if you become a beneficial owner of our class A common stock and you are not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis in respect of such common stock. The summary deals only with shares of class A common stock that will be held as capital assets and does not purport to deal with all possible tax consequences of purchasing, owning, and disposing of our class A common stock. In particular, the summary does not address the tax consequences that may be applicable to persons in special tax situations, including persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment or persons who hold more than 5% of our common stock. You should consult your own tax advisers about the tax consequences of the purchase, ownership, and disposition of our class A common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of any changes in applicable tax laws.

Dividends

Any dividends that you receive with respect to our class A common stock will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an income tax treaty, you will generally be required to provide a certification of your entitlement to treaty benefits on IRS Form W–8BEN.

Sale, Exchange, or other Disposition

Any gain that you realize upon a sale, exchange, or other disposition of our class A common stock will generally not be subject to U.S. federal income tax unless you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Estate Tax

If you are an individual, shares of our class A common stock that you own or are treated as owning at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty otherwise provides.

Backup Withholding

In general, you will not be subject to any U.S. federal backup withholding tax on dividends that you receive with respect to our class A common stock if you provide a certification of your status as a non-U.S. person on IRS Form W-8BEN or otherwise establish an exemption. In addition, no backup withholding will generally be required with respect to the proceeds of a sale of our class A common stock that you make within the United States or through certain U.S. and U.S.-related financial intermediaries if the payor receives such a certification or you otherwise establish an exemption. If you do not provide a certification of your status as a non-U.S. person on IRS Form W-8BEN or otherwise establish an exemption, U.S. federal backup withholding tax will apply to such dividends and sales proceeds. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares of our class A common stock in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will set forth the terms of the offering of such shares, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them, and

•	the initial public offering price of the shares and the proceeds to the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may effect the distribution of the shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any over-allotment option).

The selling stockholders may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Any underwriters, broker-dealers and agents that participate in the distribution of the shares may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed 8% of the maximum aggregate offering proceeds.

Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

Our class A common stock is listed on the New York Stock Exchange under the symbol “MXB.”

Agents and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If the selling stockholders sell the shares through underwriters, we, the selling stockholders and all of our directors and executive officers expect to enter into lock-up agreements, the terms of which will be summarized in a prospectus supplement.

The estimated offering expenses payable by us, in addition to any underwriting discounts and commissions that will be paid by the selling stockholders, are approximately $1.11 million, which includes legal, accounting and printing costs and various other fees associated with registering the class A common stock.

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from our Annual Report in Form 10-K for the year ended November 30, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated February 27, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended February 29, 2008 and February 28, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended February 29, 2008 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a “report” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

(a)	Annual Report on Form 10-K for the fiscal year ended November 30, 2007, as filed with the SEC on February 28, 2008;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2008, as filed with the SEC on April 10, 2008;

(c)	Current Reports on Form 8-K dated February 21, 2008, February 11, 2008, and February 5, 2008;

(d)	Proxy Statement on Schedule 14A (those portions incorporated by reference into our Form 10-K only), as filed with the SEC on February 28, 2008; and

(e)	Amendment No. 7 to our Registration Statement on Form S-1/A, as filed with the SEC on November 13, 2007.

These filings and other documents may be inspected at our Internet site at www.mscibarra.com. You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, MSCI Inc., 88 Pine Street, New York, New York 10005, (212) 804-1583.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$32,765.05
FINRA filing fee	75,500
Transfer agent’s fees	30,000
Printing and engraving expenses	100,000
Legal fees and expenses	700,000
Accounting fees and expenses	140,000
Miscellaneous	30,000

Total	$1,108,265.05

Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Section 6.07 of the Registrant’s Amended and Restated By-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provide for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1		Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

3.2		Amended and Restated By-laws (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

4.1		Form of Class A Common Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

5.1		Opinion of Davis Polk & Wardwell

10.1†		Index License Agreement for Funds, dated as of March 18, 2000, between Morgan Stanley Capital International and Barclays Global Investors, N.A. (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.2†		Amendment to Index License Agreement for Funds between Morgan Stanley Capital International and Barclays Global Investors, N.A. (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.3†		Letter Agreement to Amend MSCI-BGI Fund Index License Agreement, dated as of June 21, 2001, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.4†		Addendum to the Index License Agreement for Funds, dated as of September 18, 2002, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.5†		Amendment to the Index License Agreement for Funds, dated as of December 3, 2004 between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on October 26, 2007 and incorporated by reference herein)

10.6†		Amendment to the Index License Agreement for Funds, dated as of May 1, 2005 between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.7†		Amendment to the Index License Agreement for Funds, dated as of July 1, 2006, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), with the SEC on October 26, 2007 and incorporated by reference herein)

10.8†		Amendment to Index License Agreement for Funds, dated as of June 5, 2007, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.9		Trademark License Agreement, dated as of March 18, 2002, between Morgan Stanley Dean Witter & Co. and Morgan Stanley Capital International Inc. (filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

Exhibit Number	Description
10.10	Intellectual Property Agreement (filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.11	Services Agreement (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.12	Tax Sharing Agreement (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.13	Shareholder Agreement (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.14	Credit Agreement (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.15	MSCI 2007 Equity Incentive Compensation Plan (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.16	MSCI Independent Directors’ Equity Compensation Plan (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.17	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Units (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.18	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Units for Named Executive Officers (filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.19	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Options (filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.20	MSCI Independent Directors’ Equity Compensation Plan 2007 Award Certificate for Stock Units (filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.21	Employment Offer Letter, dated as of July 20, 2006, between Michael Neborak and Morgan Stanley Capital International Inc. (filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.22	Summary of Relocation and Expatriate Benefits for C.D. Baer Pettit (filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.23	MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (filed as Annex B to the Company’s Proxy Statement on Schedule 14A (File No. 001-33812), filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.24	MSCI Inc. Performance Formula and Incentive Plan (filed as Annex C to the Company’s Proxy Statement on Schedule 14A (File No. 001-33812), filed with the SEC on February 28, 2008 and incorporated by reference herein)

15.1	Letter of Awareness from Deloitte & Touche LLP dated April 10, 2008 concerning unaudited interim financial information

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.
†	Confidential treatment has been granted for a portion of this exhibit.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 10th day of April, 2008.

MSCI Inc.

By:	/s/ Michael K. Neborak
	Name:	Michael K. Neborak
	Title:	Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry A. Fernandez and Michael K. Neborak, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry A. Fernandez Henry A. Fernandez	Chief Executive Officer, President and Director (principal executive officer)	April 10, 2008

/s/ Michael K. Neborak Michael K. Neborak	Chief Financial Officer (principal financial officer and principal accounting officer)	April 10, 2008

/s/ Kenneth M. deRegt Kenneth M. deRegt	Director	April 10, 2008

/s/ Benjamin F. duPont Benjamin F. duPont	Director	April 10, 2008

/s/ James P. Gorman James P. Gorman	Director	April 10, 2008

/s/ Linda H. Riefler Linda H. Riefler	Director	April 10, 2008

Robert W. Scully	Director	April 10, 2008

/s/ David H. Sidwell David H. Sidwell	Director	April 10, 2008

Signature	Title	Date

/s/ Scott Sipprelle Scott Sipprelle	Director	April 10, 2008

/s/ Rodolphe M. Vallee Rodolphe M. Vallee	Director	April 10, 2008

EXHIBIT INDEX

Exhibit Number	Description
1.1 *	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

3.2	Amended and Restated By-laws (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

4.1	Form of Class A Common Stock (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

5.1	Opinion of Davis Polk & Wardwell

10.1 †	Index License Agreement for Funds, dated as of March 18, 2000, between Morgan Stanley Capital International and Barclays Global Investors, N.A. (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.2 †	Amendment to Index License Agreement for Funds between Morgan Stanley Capital International and Barclays Global Investors, N.A. (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.3 †	Letter Agreement to Amend MSCI-BGI Fund Index License Agreement, dated as of June 21, 2001, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.4 †	Addendum to the Index License Agreement for Funds, dated as of September 18, 2002, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.5 †	Amendment to the Index License Agreement for Funds, dated as of December 3, 2004 between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on October 26, 2007 and incorporated by reference herein)

10.6 †	Amendment to the Index License Agreement for Funds, dated as of May 1, 2005 between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.7 †	Amendment to the Index License Agreement for Funds, dated as of July 1, 2006, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.7 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), with the SEC on October 26, 2007 and incorporated by reference herein)

10.8 †	Amendment to Index License Agreement for Funds, dated as of June 5, 2007, between Morgan Stanley Capital International Inc. and Barclays Global Investors, N.A. (filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

10.9	Trademark License Agreement, dated as of March 18, 2002, between Morgan Stanley Dean Witter & Co. and Morgan Stanley Capital International Inc. (filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on September 26, 2007 and incorporated by reference herein)

Exhibit Number	Description
10.10	Intellectual Property Agreement (filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.11	Services Agreement (filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.12	Tax Sharing Agreement (filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.13	Shareholder Agreement (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.14	Credit Agreement (filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.15	MSCI 2007 Equity Incentive Compensation Plan (filed as Exhibit 10.15 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.16	MSCI Independent Directors’ Equity Compensation Plan (filed as Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.17	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Units (filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.18	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Units for Named Executive Officers (filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.19	MSCI Equity Incentive Compensation Plan 2007 Founders Grant Award Certificate for Stock Options (filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.20	MSCI Independent Directors’ Equity Compensation Plan 2007 Award Certificate for Stock Units (filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.21	Employment Offer Letter, dated as of July 20, 2006, between Michael Neborak and Morgan Stanley Capital International Inc. (filed as Exhibit 10.21 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.22	Summary of Relocation and Expatriate Benefits for C.D. Baer Pettit (filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-144975), filed with the SEC on November 6, 2007 and incorporated by reference herein)

10.23	MSCI Inc. Amended and Restated 2007 Equity Incentive Compensation Plan (filed as Annex B to the Company’s Proxy Statement on Schedule 14A (File No. 001-33812), filed with the SEC on February 28, 2008 and incorporated by reference herein)

10.24	MSCI Inc. Performance Formula and Incentive Plan (filed as Annex C to the Company’s Proxy Statement on Schedule 14A (File No. 001-33812), filed with the SEC on February 28, 2008 and incorporated by reference herein)

15.1	Letter of Awareness from Deloitte & Touche LLP dated April 10, 2008 concerning unaudited interim financial information

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2008 and incorporated by reference herein)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

*	To be filed, if necessary, by amendment or as an exhibit to a Current Report on Form 8-K.
†	Confidential treatment has been granted for a portion of this exhibit.